Exhibit 99.1

AUDITED FINANCIAL STATEMENTS AND
SUPPLEMENTAL SCHEDULE

NOVA Chemicals Inc. Savings and Profit Sharing Plan for U.S. Employees
Years Ended December 31, 2008 and 2007
and Independent Auditors’ Report Thereon

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Audited Financial Statements
and Supplemental Schedule

Years Ended December 31, 2008 and 2007

Contents

Independent Auditors’ Report	1

Audited Financial Statements

Statements of Net Assets Available for Benefits	2
Statements of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4

Supplemental Schedule

Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	15

Independent Auditors’ Report

The Audit, Finance and Risk Committee

NOVA Chemicals Inc. Savings and Profit Sharing Plan for U.S. Employees

We have audited the accompanying statement of net assets available for benefits of the NOVA Chemicals Inc. Savings and Profit Sharing Plan for U.S. Employees (Plan) as of December 31, 2008, and the related statement of changes in net assets available for benefits for the year then ended.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  The financial statements of NOVA Chemicals Inc. Savings and Profit Sharing Plan for U.S. Employees as of and for the year ended December 31, 2007 were audited by other auditors whose report dated June 24, 2008, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2008, and the changes in its net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audit was performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2008 is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

Pittsburgh, Pennsylvania

June 30, 2009

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Statements of Net Assets Available for Benefits

	December 31
	2008	2007
Assets
Investments, at fair value (Note 3)	$67,624,272	$129,539,184

Cash, non-interest bearing	33,563	73,797
Dividends receivable	37,675	28,882
Employer match receivable	80,430	3,928
Net assets available for benefits, at fair value	67,775,940	129,645,791

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	380,412	(26,865)

Net assets available for benefits	$68,156,352	$129,618,926

See accompanying notes.

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Statements of Changes in Net Assets Available for Benefits

	Years Ended December 31
	2008	2007
Investment (expense) income:
Interest	$471,939	$544,074
Dividends	2,814,466	7,513,205
Realized and unrealized (depreciation) appreciation of investments (Note 3)	(52,750,946)	5,104,542
	(49,464,541)	13,161,821

Contributions:
Employer	7,113,196	3,185,935
Participating employees	6,046,803	7,298,379
Employee rollovers	469,088	448,643
	13,629,087	10,932,957
Total investment (expense) income and contributions	(35,835,454)	24,094,778

Distributions to participants	(21,454,539)	(23,922,627)
Transfers from Plan (Note 4)	(4,172,581)	—
Other	(1,000)	(2,150)
(Decrease) increase in net assets available for benefits	(61,462,574)	170,001

Net assets available for benefits at beginning of year	129,618,926	129,448,925
Net assets available for benefits at end of year	$68,156,352	$129,618,926

See accompanying notes.

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Notes to Financial Statements

December 31, 2008 and 2007

1. Description of the Plan

The following description of the NOVA Chemicals Inc. Savings and Profit Sharing Plan for U.S. Employees (Plan) provides only general information. Participants should refer to the Plan Document and the Summary Plan Description for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan that was established by the Board of Directors of NOVA Chemicals Inc. (Company or Employer) (formerly Novacor Chemicals Incorporated) to provide employees of the Company and designated affiliates with the opportunity to save for their future financial needs. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Eligibility

Employees are eligible to participate in the Plan on their date of hire.

Contributions

Participants may make qualified contributions (voluntary savings contributions) to the Plan of not less than one percent (1%) nor more than one hundred percent (100%) of their pre-tax total pay, such contributions not exceeding $15,500 in total in calendar years 2008 and 2007. All voluntary savings contributions are made through payroll deductions. On their date of hire, employees are eligible for a Company basic contribution of three percent (3%) of total pay, (two percent (2%) of base pay in 2007), and a Company match of one percent (1%) for voluntary savings contributions between one percent (1%) and six percent (6%) of total pay (one percent (1%) for voluntary savings contributions between one percent (1%) and three percent (3%) of base pay in 2007). Participants who were age 50 with at least one year of service at December 31, 2007 receive an additional transition contribution of (5%) of total pay for up to five years beginning in 2008.  The Plan also includes a profit sharing component whereby employees can receive up to six percent (6%) of their base pay and are given the option of investing it in the Plan. Total contributions are subject to maximum and minimum contribution limitations as determined by the Internal Revenue Service (IRS). Contributions and any investment earnings are not taxable until withdrawn.  Voluntary savings contributions, Company contributions and investment earnings thereon are directed by the individual plan participants to investment choices offered under the Plan.

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Notes to Financial Statements (continued)

December 31, 2008 and 2007

1. Description of the Plan (continued)

Participant Accounts, Vesting and Distributions

Each participant’s account is credited with the voluntary savings contributions, Company basic contributions, company match contributions, transition contributions and allocations of the Participant’s account earnings. Allocation earnings are based on participant account balances. Each participant is, at all times, one hundred percent (100%) vested in the voluntary savings contributions, the Company match contributions and the transition contributions to their account. Employees hired on or before December 31, 2007 are one hundred percent (100%) vested in the Company basic contributions.  Employees hired after January 1, 2008 have a three-year vesting period for Company basic contributions.  Upon normal retirement or termination of employment, each participant or beneficiary may receive the value of his or her account. Distributions are made in lump-sum payments.

Participant Loans

Loans are available to all participants, other than participants who have terminated employment from the Company, enabling the participant to borrow a loan amount, when added to the outstanding balance of all other loans from plans maintained by or an affiliated company that does not exceed the lesser of: (a) $50,000 (reduced by the highest outstanding balance of loans made under the Plan during the one-year period ending on the date the loan is made over the outstanding balance of loans from the Plan on the date the loan is made) or (b) one-half of the total value of the participant’s account determined as of a valuation date coincident with or immediately preceding the date on which the loan is approved, provided that in no event shall the maximum loan amount exceed the total value of the participant’s account.  The loans bear interest at a rate commensurate with prevailing rates as determined by the Plan administrator.  Loans bear interest at rates of prime plus two percent (prime + 2%), are secured by the assets in the member’s account and must be repaid within five years.

Administration

The Company is the designated administrator of the Plan. The Company may delegate its administrative responsibilities to another person or persons, but shall remain the named fiduciary under ERISA, as amended.

Trustee

The investments are held under the terms of a trust agreement with The Charles Schwab Trust Company (Schwab).

Termination Provisions

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions and terminate the Plan subject to the provisions of ERISA.

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Notes to Financial Statements (continued)

December 31, 2008 and 2007

2. Summary of Significant Accounting Policies

Use of Estimates and Basis of Accounting

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

As described in Financial Accounting Standards Board (FASB) Staff Position AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined Contribution Health and Welfare and Pension Plans (FSP), investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measure attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to a fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a common collective trust (the Schwab Stable Value Fund). As required by the FSP, the statements of net assets available for benefits present the fair value of The Schwab Stable Value Fund and the adjustment from fair value to contract value. The fair value of the Plan’s interest in The Schwab Stable Value Fund is based on the information reported by the issuer of the common collective trust at year-end. The contract value of The Schwab Stable Value Fund represents contributions plus earnings, less participant withdrawals and administrative expenses.

Effective January 1, 2008, the Plan adopted FASB Statement No. 157, Fair Value Measurements (SFAS No. 157). See note 3.

On January 1, 2008, the Plan adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis (the fair value option) with changes in fair value recognized in earnings at each subsequent reporting date. The Plan records its investments at fair value. A portion of the Plan’s investments are primarily held in the form of fully benefit-responsive investment contracts in the Master Trust. These contracts are disclosed at fair value with a corresponding reduction to contract value for purposes of reporting net assets in accordance with the provisions of FSP No. AAG INV-1 and SOP 94-4-1. The adoption of SFAS No. 159 had no impact on the Plan’s financial statements.

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Notes to Financial Statements (continued)

December 31, 2008 and 2007

2. Summary of Significant Accounting Policies (continued)

Income Recognition

Purchases and sales of securities are recorded on a trade-date basis.  Interest income is recorded on the accrual basis.  Dividends are recorded on the ex-dividend date.

Payment of Benefits

Benefit payments are recorded as distributed.

Administrative Costs

All investment management fees (included in “Other” on the accompanying statements of changes in net assets available for benefits) are paid from the Plan’s assets. All other administrative costs are paid by the Plan’s sponsor with the exception of the origination fee for loans, which are paid directly by the employee.

Recent Accounting Pronouncements

In April 2009, the FASB issued FSP No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (FSP No. 157-4). FSP No. 157-4 provides guidance on factors to be considered while estimating fair value in accordance with SFAS No. 157, when there has been a significant decrease in market activity for an asset or liability. This guidance retains the existing “exit price” concept under SFAS No. 157, and therefore does not change the objective of fair value measurements, even when there has been a significant decrease in market activity. FSP No. 157-4 is effective for the Plan as of December 31, 2009. The Company is in the process of evaluating the provisions of FSP No. 157-4, in order to determine the impact of adoption on the Plan’s financial statements.

In April 2009, the FASB issued FSP No. 115-2 and FSP No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. This FSP contains a new method for recognizing and reporting other-than-temporary impairments of debt securities. It also contains additional disclosure requirements for investments in debt and equity securities. This FSP is effective for the Plan as of December 31, 2009. The Company is in the process of evaluating the provisions of this FSP in order to determine the impact of adoption on the Plan’s financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (SFAS No. 161). SFAS No. 161 expands the current disclosure requirements in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 161 is effective for the Plan beginning January 1, 2009. The Company is in the process of evaluating the provisions of SFAS No. 161, in order to determine the impact of adoption on the Plan’s financial statements.

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Notes to Financial Statements (continued)

December 31, 2008 and 2007

3. Investments

Investments that represent five percent (5%) or more of the fair value of the Plan’s net assets are as follows:

	December 31
	2008	2007

Schwab Stable Value Fund	$7,835,833	$9,976,820
Vanguard Index 500	7,474,948	14,130,801
PIMCO Total Return Fund	7,025,795	6,949,147
Fidelity Magellan	6,755,099	15,351,850
Fidelity Equity Income II	5,357,441	10,839,963
ING Intl Value CL A	4,775,111	9,913,163
NOVA Chemicals Corp Stock*	3,705,507	21,686,224

*As of December 31, 2008 and December 31, 2007, none of the total NOVA Chemicals Corp Stock was nonparticipant-directed.

Effective January 1, 2008, the Plan adopted the provisions of SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements.  The framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy are described below:

Level 1                                                       Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Master Trust has the ability to access.

Level 2                                                       Inputs to the valuation methodology include: (i) quoted prices for similar assets or liabilities in active markets; (ii) quoted prices for identical or similar assets or liabilities in inactive markets, (iii) inputs other than quoted prices that are observable for the asset or liability; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.  If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3                                                       Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Notes to Financial Statements (continued)

December 31, 2008 and 2007

3. Investments (continued)

The asset’s fair value measurement level within the fair value measurement hierarchy is based on the lowest level of input that is significant to the fair value measurement.  Valuation techniques used are required to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for assets measured at fair value.

Common stock: Valued at the closing price reported on the active market on which the individual securities are traded.

Common collective trusts: Valued based on net asset values reported by the trustee of the funds. Fair values for the underlying assets of the common collective trusts were based on quoted prices in active markets or observable inputs used to value certain securities and contracts.  In determining fair value, the trustee considers such factors as the benefit-responsiveness of the investment contracts, the ability of the parties to investment contracts to perform in accordance with the terms of the contracts and the likelihood of default by the issuer of an investment security. The fair value of the wrap contracts is determined by using a discount-rate methodology, which incorporates the difference between current market level rates for contract level wrap fee being charged. The difference is calculated as a dollar value and discounted by the prevailing interpolated yield curve as of year-end. Investments in units of collective trust funds and short-term investment funds are valued at their respective net asset values as reported by the funds daily.  Short-term money market investments are stated at amortized cost, which approximates market value.

Shares of registered investment companies: Valued based on net asset values reported on the active market and shares held by the Plan at year-end.

Interest-bearing cash: Valued at quoted market prices for applicable publicly traded money market funds.

Participant loans: Valued at amortized cost, which approximates fair value.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.  Furthermore, even though the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Notes to Financial Statements (continued)

December 31, 2008 and 2007

3. Investments (continued)

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2008:

Assets at Fair Value as of December 31, 2008

	Level 1	Level 2	Level 3	Total
Common stock	$5,393,127	$—	$—	$5,393,127
Common collective trusts	1,095,953	12,993,395	—	14,089,348
Shares of registered investment companies	47,283,318	—	—	47,283,318
Interest-bearing cash	12,962	—	—	12,962
Participant loans	—	—	845,517	845,517
Total Investments	$53,785,360	$12,993,395	$845,517	$67,624,272

The following table sets forth a summary of changes in the fair value of the Plan’s Level 3 assets for the year ended December 31, 2008:

Level 3 Assets
Year Ended December 31, 2008
Participant loans
Balance, beginning of year	$1,648,360
Purchases, sales, issuances and settlements (net)	(802,843)
Balance, end of year	$845,517

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Notes to Financial Statements (continued)

December 31, 2008 and 2007

3. Investments (continued)

During 2008 and 2007, the Plan’s investments (including investments bought, sold and held during the year) (depreciated) appreciated in value by ($52,750,946) and $5,104,542, respectively, as follows:

	December 31
	2008	2007
Investments at Fair Value
Common stock	$(19,989,714)	$4,178,241
Common collective trusts	(2,923,471)	372,198
Shares of registered investment companies	(30,199,043)	128,830
	(53,112,228)	4,679,269
Investments at Contract Value
Schwab Stable Value Fund	361,282	425,273
Net change	$(52,750,946)	$5,104,542

4. Transfers from the Plan

On October 1, 2007, the Company expanded its existing 50:50 European joint venture with INEOS (renamed INEOS NOVA LLC).  From October 1, 2007 through March 31, 2008, certain Company employees were seconded to INEOS NOVA LLC.  Effective April 1, 2008, the secondment arrangement with INEOS NOVA LLC ended, and the participants of the Plan who transferred to INEOS NOVA LLC became inactive participants of the Plan.  From April 1, 2008 through December 31, 2008, $4,172,581 of assets belonging to these participants were transferred out of the Plan, the majority of which were transferred into INEOS NOVA LLC’s qualified plan.

5. Risks and Uncertainties

The Plan invests in various investment securities that are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the accompanying statements of net assets available for benefits.

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Notes to Financial Statements (continued)

December 31, 2008 and 2007

6. Income Tax Status

The Plan has received a determination letter from the IRS dated October 27, 2003, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (IRC) and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended.  Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. The Plan administrator believes the Plan is being operated in compliance with the applicable requirements of the IRC and, therefore, believes that the Plan, as amended, is qualified and the related trust is tax-exempt.  The Plan submitted a request for a new determination letter on January 31, 2008.

7. Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	December 31
	2008	2007

Net assets available for benefits per the financial statements	$68,156,352	$129,618,926
Investment contract valuation – adjustment from contract value to fair value	(380,412)	26,865
Net assets available for benefits per the Form 5500	$67,775,940	$129,645,791

8. Related Party Transactions

The common collective trusts are managed by Schwab, which is also the trustee of the Plan.  Therefore, transactions in these investments qualify as party-in-interest transactions.

One of the investment options available to participants is NOVA Chemicals’ common stock.  The Plan held 776,836 and 669,328 shares of NOVA Chemicals’ common stock or $3,705,507 and $21,686,224 at December 31, 2008 and 2007, respectively.  As a result, transactions related to this investment fund qualify as party-in-interest transactions.

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

Notes to Financial Statements (continued)

December 31, 2008 and 2007

9. Subsequent Events

On February 23, 2009, NOVA Chemicals Corporation entered into an arrangement with International Petroleum Investment Corporation (IPIC) providing for the acquisition by IPIC of all of NOVA Chemicals’ outstanding common shares for cash consideration of U.S. $6.00 per share, subject to the satisfaction or waiver of certain conditions. The acquisition will be implemented by way of court-approved plan of arrangement under the Canada Business Corporations Act.

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Supplemental Schedule

NOVA Chemicals Inc.

Savings and Profit Sharing Plan for U.S. Employees

EIN #36-3203832          Plan #020

Schedule H, Line 4i – Schedule of Assets

(Held at End of Year)

December 31, 2008

			Current
Description of Assets	Units/Shares	Cost	Value

Investments:
Schwab Stable Value Fund (1)	453,718	$7,406,214	$7,835,833
Vanguard Index 500	89,962	10,124,362	7,474,948
PIMCO Total Return Fund	692,879	7,293,412	7,025,795
Fidelity Magellan	147,298	13,673,107	6,755,099
Fidelity Equity Income II	402,210	9,156,247	5,357,441
ING Intl Value CL A	503,173	7,939,645	4,775,111
NOVA Chemicals Corp Stock (1)	776,836	11,579,728	3,705,507
Europacific Growth R4	114,591	4,938,649	3,158,140
Goldman Sachs Mid Cap Value A	115,309	4,040,718	2,543,715
WF Advantage Growth Fund	146,641	3,608,010	2,528,085
Royce Value Plus Service	296,625	4,025,712	2,358,172
Schwab Managed Ret 2020 CL II (1)	184,579	2,965,553	2,268,479
Goldman Sachs Small Cap Value A	91,538	3,577,346	2,266,471
Schwab Managed Ret 2030 CL II	169,222	2,893,862	2,089,893
TransCanada Corporation Stock (1)	62,182	1,140,381	1,687,620
Federated US Govt Sec 2-5 Yrs	129,852	1,491,467	1,569,916
Goldman Sachs Growth Oppor A	118,583	2,457,162	1,470,425
Schwab Managed Ret 2010 CL II (1)	80,696	1,173,123	992,559
Schwab Managed Ret 2040 CL II (1)	56,595	976,014	692,726
Schwab Managed Ret 2025 CL II (1)	15,664	105,642	102,757
Schwab Managed Ret 2050 CL II (1)	9,627	84,028	62,191
Schwab Managed Ret 2015 CL II (1)	6,264	44,659	44,910
Schwab Money Market Funds (1)	12,962	12,962	12,962
Total investments		100,708,003	66,778,755
Other:
Participant loans (2)		845,517	845,517
		$101,553,520	$67,624,272

(1)           Represents party in interest to the Plan.

(2)           Loans are available to all participants enabling them to borrow up to the lesser of $50,000 or fifty percent (50%) of the participant’s account balance.  The current loan accounts bear interest at rates of prime plus two percent (2%), are secured by the assets in the member’s account, and must be repaid within five years.